Exhibit 3.1a

Delaware

__________

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TJS WOOD FLOORING, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 2007, AT 2:16 O’CLOCK P.M.:

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SEAL

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION:  5448690

DATE:  02-21-07

State Of Delaware
Secretary of State
Division of Corporations
Delivered 02:16 PM 02/21/2007
FILED 02:16 PM 02/21/2007
SRV 070199077 – 4295009 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

It is hereby certified that:

FIRST:

The name of the corporation is TJS Wood Flooring, Inc. (the “Corporation).

SECOND:

The Certificate of Incorporation of this Corporation is hereby amended by striking out Article “FOURTH” thereof and substituting in lieu of said Article, the following new Article “FOURTH”:

“FOURTH”:  The total number of shares of Common Stock which the Corporation shall have authority to issue is Seventy Four Million (74,000,000) shares, all of such shares shall be $.001 par value per share; without cumulative voting rights and without any preemptive rights, and One Million (1,000,000) shares shall be Preferred Stock, all of such shares shall be $.001 par value per share to have such classes and preferences as the Board of Directors may determine from time to time.

THIRD:

The Amendments of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on this 21st day of February 2006

TJS WOOD FLOORING, INC.

By: /s/ Brandi Iannellif

Brandi Iannellif, President, Chief Executive

Officer, Chief Financial Officer, Principal

Accounting Officer and Chairwoman